Exhibit 10.2
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment (“Amendment”) to the Employment Agreement entered into between Mr. Divesh Sisodraker (“Mr. Sisodraker”) and Taleo Corporation (the “Company”) on March 8, 2006 (the “Agreement”) is made by and between Mr. Sisodraker and the Company as of July 7, 2006 (Mr. Sisodraker and the Company are collectively referred to as the “Parties”):
     WHEREAS, Mr. Sisodraker is the Executive Vice President and Chief Financial Officer of the Company;
     WHEREAS, Mr. Sisodraker has elected to voluntarily terminate his employment with the Company and has provided the company with notice that his termination will be effective not later than December 31, 2006;
     WHEREAS, Mr. Sisodraker has agreed to assist in the process of identifying a replacement and in transitioning his duties to such replacement;
     NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree to amend the Agreement as set forth below and agree to such other terms regarding Mr. Sisodraker’s employment separation as are set forth below:
     1. Term of Employment. Mr. Sisodraker’s Agreement with the Company shall terminate and Mr. Sisodraker’s employment with the Company shall terminate no later than December 31, 2006 (“Employment Period”). During the Employment Period Mr. Sisodraker shall fulfill his current employment responsibilities with reasonable diligence and, upon the hiring of his replacement, shall use all reasonable diligence at the request of the Company’s Board, CEO or CFO to smoothly transition the role of Chief Financial Officer to his replacement. Mr. Sisodraker’s current salary and bonus shall not be decreased during the remaining term of his employment with the Company.
     2. The text of Section 7(a) of the Agreement is hereby deleted in its entirety and replaced with the following text:
     If Company terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) prior to December 31, 2006, then Company will (1) pay prorated bonuses for any partially completed bonus periods through Executives termination date (at an assumed 100% on-target achievement of goal), less any applicable state and federal required withholding amounts and other lawful deductions, (2) continue to pay Executive’s Base Salary at the rate in effect at the time of Executive’s resignation or termination of employment for the period through December 31, 2006, less any applicable state and federal required withholding amounts and other lawful deductions, and (3) reimburse Mr. Sisodraker for any applicable premiums Mr. Sisodraker pays for coverage for his and his eligible dependents for substantially the same health insurance coverage as provided by the Company plan through December 31, 2006 or the date when Mr. Sisodraker becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment..
     3. The text of Section 7(d) of the Agreement is hereby deleted in its entirety and replaced with the following text:

     In addition to Severance, in the event that Company terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) prior to December 31, 2006, and either such event did not take place within one year following a Change in Control (as defined below), then Executive will receive immediate vesting with respect to the number of options that would have vested in accordance with Executive’s then-current stock option grants had Executive remained employed through December 31, 2006. In the event of Executive’s termination of employment as described in this subsection (d), the Executive’s then vested stock options shall be exercisable for 3 months after Executive’s date of termination. Notwithstanding the foregoing, in no case shall any option be exercisable after the expiration of its term.
     With respect to the performance shares granted to Mr. Sisodraker on May 31, 2006, vesting shall be in accordance with the vesting schedule set forth in the Performance Share Agreement entered into by the Parties and summarized below:
     (i) One-hundred percent (100%) of the Performance Shares shall vest on January 2, 2007, subject to Mr. Sisodraker’s remaining a Service Provider (as defined in the 2004 Stock plan) through December 31, 2006.
     (ii) Notwithstanding the foregoing, should Mr. Sisodraker cease to be a Service Provider as a result of his termination of service by the Company without Cause prior to December 31, 2006, one-hundred percent (100%) of the Performance Shares shall vest on January 2, 2007.
     (iii) Notwithstanding the foregoing, should Mr. Sisodraker cease to be a Service Provider as a result of his resignation from service after the completion of the Company’s second quarter of fiscal year 2006, but prior to completion of the third quarter of fiscal year 2006, a total of 4,000 Performance Shares shall vest on January 2, 2007.
     (iv) Notwithstanding the foregoing, should Mr. Sisodraker cease to be a Service Provider as a result of his resignation from service after the completion of the Company’s third quarter of fiscal year 2006, but prior to December 31, 2006, a total of 7,000 Performance Shares shall vest on January 2, 2007.
     4. The text of Section 7(g) of the Agreement is hereby deleted in its entirety and replaced with the following text:
     For purposes of this Section 7, “Good Reason” means without Executive’s consent, a reduction of Executive’s Base Salary or Target Bonus other than a one-time reduction that does not exceed twenty percent (20%) and that is also applied to substantially all of Company’s senior executives. Disagreement as to the allocation, eligibility and payment of Target Bonus to be set forth in a Target Bonus Schedule shall not be a basis for Good Reason resignation.
     5. Accrued Vacation. Company shall pay Mr. Sisodraker accrued but unused vacation through December 31, 2006, less applicable provincial, state and federal required withholding amounts.
     6. Expenses. Company shall reimburse Mr. Sisodraker for reasonable business expenses he incurred through the Employment Period, provided Mr. Sisodraker submits his expense reports, including all supporting receipts and invoices, no later than January 31, 2007 to the Company’s Chief Executive Officer or Chief Financial Officer.
     7. Equipment and Other Materials. Mr. Sisodraker agrees to return computers in his possession with their associated equipment, docking station, carry bags and any and all peripherals and keys, calling cards, credit cards and other Company materials, to the Company’s California office to the attention of Human Resources within five (5) business days from the expiration of the Employment Period.
     8. Waiver and Release. In consideration of the Performance Shares granted to Mr. Sisodraker and other good and valuable consideration set forth herein, Mr. Sisodraker, on his own behalf, and on behalf of his respective heirs, family members, executors, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Mr. Sisodraker may possess arising from any omissions, acts or facts related to the Company.
     9. Confidentiality. Mr. Sisodraker acknowledges that he was exposed to and has received the Company’s confidential, proprietary and other information including, but not limited to, financial reports and information, information related to the status and timing of Company’s planned public offering, Company’s expected public stock price, Company financial projections and budgets, expenses, vendor information, the Company’s technology and software, Company specific sales and marketing tools, business plans, in-process press materials or plans, pricing data, product roadmaps or other product information that has not been purposely published to the public by Company, presentations, customer lists, customer contact information, product weaknesses, performance problems or incidents, records of any management discussions, records or notes from any user group, focus group or advisory board meetings, events or related interactions (“Confidential Information”). Mr. Sisodraker agrees that he will not use or disclose any information relating to the Company’s information regardless of whether it is determined to be trade secret, confidential or proprietary. Mr. Sisodraker shall return (and not keep in his possession or control or recreate or deliver to any other person or entity) all of the Company’s Confidential Information and proprietary information, including copies thereof, regardless of the form or medium stored therein in his possession to the Company Vice President and Corporate Counsel within five (5) days of the expiration of the Employment Term.
     10. Non-Solicitation. Mr. Sisodraker agrees that for a period of twelve (12) months immediately following the expiration of the Employment Period, Mr. Sisodraker shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for himself or any other person or entity.
     11. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.
     12. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and all prior representations, understandings, and agreements concerning the subject matter of this Agreement have been merged into this Agreement.

     13. No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.
     14. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the Parties.
     15. Governing Law. This Agreement shall be deemed to have been executed and delivered within the state of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the state of California, without regard to conflict of law principles. Any permissible action at law, suit in equity, or other judicial proceedings for the enforcement of this Agreement, or related to any provision of this Agreement, shall be instituted only in courts with venue in Pleasanton, California, except that the Company may seek injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of the Company’s trade secrets or confidential or proprietary information. Mr. Sisodraker hereby expressly consents to venue and personal jurisdiction of the state and federal courts of the state of California in the city of Pleasanton for any lawsuit filed there against Mr. Sisodraker by the Company arising from or relating to this Agreement.
     16. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.
     17. Counterparts. This Agreement may be executed in counterparts which may be exchanged by facsimile or electronically scanned and emailed copy, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     18. Indemnity Rights. This Agreement does not impact, change or amend any indemnification agreements or obligations between Mr. Sisodraker and the Company for the benefit of Mr. Sisodraker under which Mr. Sisodraker would otherwise have been able to receive indemnification after termination of employment, including coverage otherwise available to Mr. Sisodraker pursuant to the Company’s applicable insurance policies.

     19. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
          (a) They have read this Agreement;
          (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
          (c) They understand the terms and consequences of this Agreement and of the releases it contains; and
          (d) They are fully aware of the legal and binding effect of this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

TALEO CORPORATION

Dated: July 8, 2006	By:	/s/ Michael Gregoire

DIVESH SISODRAKER, AN INDIVIDUAL

Dated: July 8, 2006	By:	/s/ Divesh Sisodraker